Exhibit 99.1

Forward-Looking Statements

This presentation, both written and oral, contains certain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In particular, statements regarding planned growth in HealthGrades' business, anticipated web traffic, addition to current data, and financial and operating projections are forward-looking statements. These statements, as well as the phrases "anticipate," "well-placed," "believe," "estimate," "expect," "consider" and similar expressions, are generally intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other risk factors that could cause the actual results, performance or achievements of HealthGrades, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Please refer to the documents that HealthGrades has filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, including HealthGrades' most recent annual report on Form 10-K, for a discussion of these and other risk factors.

All forward-looking statements in this presentation are based on information available to HealthGrades as of the date hereof. All written or oral forward-looking statements attributable to HealthGrades or any person acting on behalf of HealthGrades are expressly qualified in their entirety by the foregoing. HealthGrades does not undertake any obligation to update or revise any forward-looking statement contained herein to reflect any change in HealthGrades' expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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© Copyright 2010 Health Grades, Inc. All Rights Reserved.

HEALTHGRADES
GUIDING AMERICA TO BETTER HEALTHCARE®

3 Our Strategic Position Who we are Strategic Position What we do Mission How we do it Organizing Principle The Leading Independent Healthcare Ratings Company authoritative | excellence | independence | integrity | transparency | insight empowering | impact | accountability

4 HealthGrades' Web Properties 90% of Healthgrades.com users search for physician information Based on a recent HealthGrades' survey, 82% of our users will see a physician in the next 30 days; 91% within the next 60 days Over 9 million monthly unique visitors Substantially all of WrongDiagnosis.com users search for symptoms/diseases/diagnoses Healthcare tools and information covering more than 20,000 treatments, diseases and conditions, and over 10,000 symptoms Strong and vibrant online communities Over 12 million monthly unique visitors

5 Transformational Growth Strategy 2009 2003 2005 Key Metrics/Initiatives 38% website traffic growth year over year Rollout of lead gen platform Established direct life sciences salesforce Doubled effective size of professional services salesforce

6 Financial Performance 2009 Actual Ratings and Advisory revenue $52.5M + 32% $9.2M cash flow from operations 2010 Guidance 1 Approximately 20% revenue growth over 2009 Operating margin target of 19 to 22% 2010 1st Quarter Revenue increase of 20% over Q1 2009 Operating margin of 20% 41 consecutive quarters of sequential revenue growth 1 From the HealthGrades Press Release issued April 21, 2010. HealthGrades neither reaffirms nor modifies its previously issued guidance, but rather includes in this presentation to reference its last reported targets.